Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Separation Agreement and General Release (“Agreement and Release”) by and between P. Steven Ainsley (“Employee”) and The New York Times Company (“The Times”), including its subsidiary, Globe Newspaper Company (collectively, the “Company”):

WHEREAS, Employee’s last day of employment will be December 31, 2009 (the “Separation Date”); and

WHEREAS, Employee has at least twenty-one (21) days to consider the terms of this Agreement and Release; and

WHEREAS, Employee’s receipt of benefits under this Agreement and Release is conditioned upon Employee’s timely execution of this Agreement and Release no earlier than the Separation Date;

NOW, THEREFORE, in exchange for and in consideration of the mutual promises set forth in this Agreement and Release, it is agreed as follows:

1.	(a) Employee shall be given until the Separation Date to consider and decide whether to execute this Agreement and Release by signing it and submitting it to Marcijane Kraft Esq., Vice President and Assistant General Counsel, The New York Times Company, 620 Eighth Avenue, 18th Floor, New York, NY 10018, fax number: (212) 556-4634. Employee shall be given a period of seven (7) days from the date of signing and submitting this Agreement and Release (the “Revocation Period”) during which Employee may revoke this Agreement and Release in writing addressed to Ms. Kraft at the address or facsimile number listed above.

(b) If Employee signs and submits this Agreement and Release, does not revoke it during the Revocation Period, and satisfies all other prerequisite conditions in this Agreement and Release, then this Agreement and Release will become effective and enforceable the day after the end of the Revocation Period (the “Effective Date”). In the event Employee does not sign or submit this Agreement and Release or if Employee revokes this Agreement and Release during the Revocation Period, this Agreement and Release (including, but not limited to, the obligation of the Company to make the payments or provide the benefits set forth in paragraph 2(b) below, but not including the payments set forth in paragraph 2(c) below) shall automatically be deemed null and void.

2.	(a) By timely signing and submitting this Agreement and Release, Employee agrees and acknowledges that Employee has terminated any right to employment after the Separation Date or reemployment with the Company.

(b) If Employee has timely executed and submitted this Agreement and Release and otherwise complies with all the prerequisite terms and conditions of the Agreement and Release, and does not revoke this Agreement and Release, then Employee shall be entitled to receive the following benefits:

(i) A Special Payment in the gross amount of five-hundred and five thousand dollars and no cents ($505,000.00). This Special Payment will be subject to all applicable withholding deductions. The Special Payment will be made in installments, based upon the payroll frequency that applied to Employee prior to the Separation Date.

(ii) The Company will pay for Employee’s continued Group Health Plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of the applicable Group Health Plan, for the sooner of one (1) year or when Employee becomes employed by another employer and becomes eligible to receive coverage under such employer’s group health plans.

(iii) For a period of one (1) year following Employee’s Separation Date, Employee will continue to receive financial planning counseling from Prosper Advisors, whose current address is 950 Third Avenue, 20th Floor, New York, NY 10022, as paid by the Company for executives who are in Employee’s job band and at Employee’s salary level.

(iv) The Company will reimburse Employee for non-deductible interest expense, if any, on Employee’s residences that Employee incurred in the 2009 tax year, grossed up for tax purposes in accordance with the formula employed for such reimbursements to Employee in prior years. Such reimbursement shall be contingent on Employee’s financial advisor calculating the amount of non-deductible interest, if any, on the same basis employed in prior years and providing the Company with sufficient supporting documentation for that calculation. Such reimbursement will be paid to Employee within sixty (60) days following the Company’s receipt of the calculation and supporting documentation, so long as the calculation and supporting documentation are deemed appropriate by the Company.

(v) Employee is a Participant in The New York Times Company Supplemental Executive Retirement Plan (“SERP”) who has reached age 55. Under Section 2.1(b) of SERP, the SERP Committee has consented to Employee’s early retirement, and Employee is therefore eligible to receive SERP benefits, pursuant to its terms, upon Employee’s early retirement.

(c) In addition, whether or not Employee signs this Agreement and Release, Employee shall be entitled to receive the following benefits:

(i) By virtue of Employee’s retirement Employee will be eligible to receive payments under the Company’s Long-Term Incentive Plan in February following the end of each cycle at the rate earned under the Company’s Long-Term Incentive Plan or the relevant cycle as approved by the compensation committee of The New York Times Company’s Board of Directors, as follows:

Cycle	Target Award (Full or prorated)
2005-2009	Full payment
2006-2010	4/5 payment
2007-2009	Full payment
2008-2010	2/3 payment
2009-2011	1/3 payment

(ii) All of Employee’s restricted stock awards/units and cash-settled restricted stock units awarded under The New York Times Company 1991 Executive Stock Incentive Plan, as amended, will vest upon Employee’s retirement.

(iii) All of Employee’s granted options awarded under The New York Times Company 1991 Executive Stock Incentive Plan, as amended, will vest upon retirement, except that in accordance with their terms, the options that would become exercisable more than one (1) year from grant will vest thirty (30) days after Employee’s retirement.

(iv) All compensation remaining in any account established for Employee’s benefit under The New York Times Company Deferred Executive Compensation Plan, as amended, payments from which account are to be made in accordance with the terms of The New York Times Company Deferred Executive Compensation Plan, as amended.

3.	Employee hereby agrees and acknowledges that:

(a) The payments to be made and benefits to be provided in accordance with the terms of paragraph 2(b) of this Agreement and Release exceed any sums or benefits to which Employee would otherwise be entitled under any applicable policy, plan and/or procedure of the Company, any previous agreement or understanding between the Employee and the Company or any agreement between the Company;

(b) Following the Separation Date, except as provided for in this Agreement and Release and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company, Employee will no longer participate or accrue service credit of any kind in any Times- or Company-administered employee benefits plan;

(c) Except as specified herein, the Company’s obligations under this Agreement and Release are in full discharge of any and all of The Times’ and the Company’s liabilities and obligations to Employee of any type whatsoever, whether written or oral, including, without limitation, any claim for guaranteed employment, severance pay, bonus compensation or other remuneration of any type;

(d) Employee has no known workplace injuries or occupational diseases.

(e) Employee agrees that Employee: (i) has carefully read this Agreement and Release in its entirety; (ii) has had an opportunity to consider fully the terms of this Agreement and Release for a period of at least twenty-one (21) days; (iii) has been advised by the Company to consult with an attorney of Employee’s choosing in connection with this Agreement and Release; (iv) has discussed this Agreement and Release with Employee’s independent legal counsel, or has had a reasonable opportunity to do so, and has had answered to Employee’s satisfaction any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement and Release; (v) fully understands the significance of all of the terms and conditions of this Agreement and Release; and (vi) is signing this Agreement and Release voluntarily and of Employee’s own free will and assents to all the terms and conditions contained herein.

4.	(a) In consideration of the payments and other benefits set forth in paragraph 2(b) of this Agreement and Release, Employee for himself and for Employee’s heirs, executors, dependents, administrators, trustees, legal representatives and assigns (hereinafter collectively referred to as the “Releasors”), hereby forever release and discharge the Company, and any and all of its shareholders, parents, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns, and any and all of its or their past, present or future officers, directors, agents, stockholders, trustees, fiduciaries, administrators, employees or assigns (whether acting as agents for the Company or its employee benefit plans, or in their individual capacities) (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date on which Employee signs this Agreement and Release.

(b) Without limiting the generality of the foregoing, this Agreement and Release is intended to and shall release Releasees from all claims, whether known or unknown, which Releasors ever had, now have, or may have against Releasees arising out of Employee’s employment with the Company and termination from employment up to and including the date on which Employee signs this Agreement and Release including, without limitation: (i) claims under the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued vested benefits under any company-sponsored tax qualified pension plan in accordance with the terms of such plan and applicable law), the Americans with Disabilities Act, the Family and Medical Leave Act, Massachusetts General Laws Chapters 149, 151, 151B, and 214, the New York State Human Rights Law, and the New York City Administrative Code, all as amended; (ii) any other claims of discrimination or retaliation in employment (whether based on federal, state or local law or regulation, statutory or decisional), as well as any claims in contract or tort including, but not limited to, claims for breach of implied or express contracts; and (iii) any claims arising out of the terms and conditions of Employee’s employment with the Company and any and all claims arising out of execution of this Agreement and Release.

(c) Employee acknowledges and agrees that by virtue of the foregoing, Employee has waived any relief available to Employee (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement and Release. Therefore, Employee agrees that Employee will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement and Release.

(d) Notwithstanding the provisions of this paragraph 4, nothing herein shall waive or release any rights, obligations, or duties arising out of this Agreement; any rights, obligations, or duties arising out of any workers’ compensation statute; or any rights to receive unemployment compensation benefits.

5.	(a) In consideration of the benefits set forth in this Agreement and Release, the Company for itself and for its parents, subsidiaries, divisions, affiliated and related entities, employee benefit and/or pension plans or funds, successors and assigns (hereinafter collectively referred to as the “Company Releasors”), hereby forever release and discharge Employee from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act, omission, transaction, conduct or occurrence up to and including the date on which Employee signs this Agreement and Release.

(b) The Company Releasors acknowledge and agree that by virtue of the foregoing, they have waived any relief available to them (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Agreement and Release.

(c) The Company agrees to indemnify and defend the Employee in any action in which he is named to the extent provided for in the Company’s Directors and Officers insurance policy.

6.

Employee agrees that, in the event Employee is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding, arbitration or otherwise) which in any way relates to Employee’s employment with the Company, Employee will give prompt written notice of such request to Kenneth A. Richieri (or his successor), Senior Vice President, General Counsel and Secretary for The New York Times Company, 620 Eighth Avenue, 17th Floor, New York, NY 10018 and will make no disclosure until Releasees have had a reasonable opportunity to contest the right of the requesting person.

7.	Employee agrees not to in any way disparage the Company or any other Releasee, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company or any other Releasee, nor will Employee disclose any confidential or proprietary information obtained by Employee, or to be obtained by Employee, in the course of Employee’s employment. Nothing contained in this Agreement and Release is intended to prohibit or restrict Employee from providing truthful information concerning Employee’s employment or the Company’s business activities to any government, regulatory or self-regulatory agency.

8.	The following individuals will be advised that they are not to in any way disparage Employee, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of Employee; Janet Robinson, Arthur O. Sulzberger, Jr., Michael Golden, Scott Heekin-Canedy, Martin Nisenholtz, Kenneth A. Richieri and James Follo. Nothing contained in this Agreement and Release is intended to prohibit or restrict any of the foregoing individuals from providing truthful information concerning Employee’s employment or business activities to any government, regulatory or self-regulatory agency.

9.	Employee agrees that Employee has or will return to the Company all property belonging to the Company, including but not limited to equipment, keys, documents or materials in Employee’s possession or control and, if not yet returned, will do so on the Separation Date.

10.	In the event that either party is found by a court of law to have breached its or his respective obligations under breaches paragraphs 6, 7, 8 or 9, then the non-breaching party shall be entitled to pursue all relief legally available to it, including but not limited to, in the event that the Employee is found to be the breaching party, forfeiture of any of the unpaid benefits specified in paragraph 2(b).

11.	Except as may be preempted by the Employee Retirement Income Security Act of 1974, as amended, and other applicable federal law, this Agreement and Release shall be governed by the laws of the Commonwealth of Massachusetts, and the parties in any action arising out of this Agreement and Release shall be subject to the jurisdiction and venue of the federal and state courts, as applicable, in the County of Suffolk, Commonwealth of Massachusetts.

12.	This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13.	If, at any time after the date of the execution of this Agreement and Release, any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon, and shall not impair the enforceability of, any other provision of the Agreement and Release. If a court should determine that any portion of this Agreement and Release is overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part that aspect of the provision found to be overbroad or unreasonable.

14.	This Agreement and Release constitutes the complete understanding between the parties and may not be changed orally. Employee acknowledges that neither the Company, nor any representative of the Company has made any representation or promises to Employee other than as expressly set forth herein. Except as provided herein, no other promises or agreements shall be binding unless in writing and signed after the Separation Date by the parties to be bound thereby.

15.	This Agreement and Release is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed and interpreted in accordance with such intent. To the extent that any amount payable pursuant to this letter Agreement and Release is subject to Code Section 409A, it shall be paid in a manner that will comply therewith, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect to Code Section 409A (the “Guidance”). In the event that any provision of this Agreement and Release would fail to satisfy the requirements of Code Section 409A and the Guidance, the Company shall be permitted to reform this Agreement and Release to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Code Section 409A or the Guidance.

THIS SEPARATION AGREEMENT AND GENERAL RELEASE HAS IMPORTANT LEGAL CONSEQUENCES TO EMPLOYEE. EMPLOYEE SHOULD CONSULT AN ATTORNEY OF EMPLOYEE’S CHOICE PRIOR TO SIGNING THIS DOCUMENT.

THE NEW YORK TIMES COMPANY

/s/ P. STEVEN AINSLEY	By:	/s/ Janet L. Robinson
P. STEVEN AINSLEY		Janet L. Robinson
President and Chief Executive Officer

Dated: January 6, 2010	Dated: January 12, 2010